Exhibit 10.10

AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT

This Amendment No. 1 to Share Exchange Agreement, dated effective as of October 29, 2019 (this “Agreement”), is made by and among Moving Image Technologies LLC, a Delaware limited liability company (“MiT”), the members of MiT set forth on Schedule 1 hereto (the “Members”), and NLM Holding Co., Inc., a Delaware corporation (“NLM”).

WHEREAS, the parties hereto executed a Share Exchange Agreement dated effective as of January 2 , 2019 (the Share Exchange Agreement”) whereby (i) MiT agreed to exchange 100% of the membership interests of MiT (the “Membership Interests”) for newly-issued shares of common stock, $0.001 par value per share, of NLM (“Common Stock”), which, at the time of issuance would represent approximately 88% of the issued and outstanding shares of the Common Stock of NLM on a fully-diluted basis; and

WHEREAS, the parties hereto believe it is in their best interests to amend the Share Exchange Agreement such that MiT will exchange the Membership Interests for Common Stock of NLM, which, at the time of issuance will represent approximately 87% of the issued and outstanding shares of the Common Stock of NLM on a fully-diluted basis.

 NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

1. The fourth Whereas clause of the Share Exchange Agreement is amended to read in full as follows:

WHEREAS, it is a further condition to the Share Exchange that a firm commitment initial public offering of NLM be effected further to a registration statement (the “Registration Statement”) to be filed by NLM with the Securities and Exchange Commission (the “IPO Transaction”);

2. Section 1.1  of the Share Exchange Agreement is amended to read in full as follows:

Agreement to Exchange Membership Interests for shares of NLM Common Stock. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Members shall assign, transfer, convey, and deliver the Membership Interests to NLM.  In consideration and exchange for the Membership Interests, NLM shall issue, and deliver shares of NLM Common Stock to the Members. As of the date hereof, it is the intention of the parties that there be outstanding on a fully-diluted, post-Share Exchange basis 5,000,000 shares of NLM Common Stock and that the Members would own an aggregate of 4,350,000 shares of NLM Common Stock and stockholders and warrantholders of NLM would own 650,000 shares of NLM Common Stock on a fully-diluted basis (582,478 shares of Common Stock and warrants to acquire 17,504 shares of Common Stock); based on 97,635,482 shares of NLM Common Stock outstanding pre-Share Exchange on a fully-diluted basis (94,784,166 shares of Common Stock and warrants to acquire 2,851,316 shares of Common Stock), this would require and result in a Reverse Split at a ratio of 1-for-150.20843. The parties acknowledge that market conditions may dictate a Reverse Split ratio different than this (but in no event would any change result in any ownership percentage other than 87% of the shares of NLM Common Stock post-Share Exchange fully-diluted being owned by the Members and 13% of the shares of NLM Common Stock post-Share Exchange fully-diluted being owned by the existing stockholders of NLM – the number of shares set forth opposite each Member’s name on Schedule A hereto assumes a Reverse Split ratio of 1-for-161.8508 to occur prior to the Share Exchange with the proviso that the actual number of shares of NLM Common Stock issued to the Members to be predicate on the ultimate Reverse Split ratio.

3. Section 2.2 of the Share Exchange Agreement  is amended to read in full as follows:

Capitalization of NLM. The authorized capital stock of NLM consists of one hundred million (100,000,000) shares of Common Stock, par value $0.001, and ten million (10,000,000) shares of Preferred Stock. As of the date hereof, there are 94,784,166 shares of Common Stock and no shares of Preferred Stock issued and outstanding, and outstanding warrants to purchase 2,851,316 shares of Common Stock. As stated above, as of the date hereof, it is the intention of the parties that there be outstanding on a fully-diluted, post-Share Exchange basis 5,000,000 shares of NLM Common Stock and that the Members would own an aggregate of 4,400,000 shares of NLM Common Stock and stockholders and warrantholders of NLM would own 650,000 shares of NLM Common Stock on a fully-diluted basis (582,478 shares of Common Stock and warrants to acquire 17,504 shares of Common Stock); based on 97,635,482 shares of NLM Common Stock outstanding pre-Share Exchange on a fully-diluted basis (94,784,166 shares of Common Stock and warrants to acquire 2,851,316 shares of Common Stock), this would require and result in a Reverse Split at a ratio of 1-for-150.20843. The parties acknowledge that market conditions may dictate a Reverse Split ratio different than this (but in no event would any change result in any ownership percentage other than 87% of the shares of NLM Common Stock post-Share Exchange fully-diluted being owned by the Members and 13% of the shares of NLM Common Stock post-Share Exchange fully-diluted being owned by the existing stockholders of NLM.

4. Section 5.2 of the Share Exchange Agreement  is amended to read in full as follows:

IPO Transaction. The Registration Statement shall have been declared effective by the SEC and the underwriters and MiT have agreed to cause the initial public offering of NLM to become effective.

5. Section 6.6  of the Share Exchange Agreement  is amended to read in full as follows:

Reverse Stock Split.   NLM shall have effected the Reverse Split such that there shall be no more than 650,000 shares of NLM Common Stock outstanding on a fully-diluted basis immediately prior to the Closing. Evidence of the Reverse Split shall be delivered to MiT. As noted above, as of the date hereof, it is the intention of the parties that there be outstanding on a fully-diluted, post-Share Exchange basis 5,000,000 shares of NLM Common Stock and that the Members would own an aggregate of 4,350,000 shares of NLM Common Stock and stockholders and warrantholders of NLM would own 650,000 shares of NLM Common Stock on a fully-diluted basis (582,478 shares of Common Stock and warrants to acquire 17,504 shares of Common Stock); based on 97,635,482 shares of NLM Common Stock outstanding pre-Share Exchange on a fully-diluted basis (94,784,166 shares of Common Stock and warrants to acquire 2,851,316 shares of Common Stock), this would require and result in a Reverse Split at a ratio of 1-for-150.20843. The parties acknowledge that market conditions may dictate a Reverse Split ratio different than this (but in no event would any change result in any ownership percentage other than 87% of the shares of NLM Common Stock post-Share Exchange fully-diluted being owned by the Members and 13% of the shares of NLM Common Stock post-Share Exchange fully-diluted being owned by the existing stockholders of NLM.

6. All other terms and conditions of the Share Exchange Agreement remain in full force and effect.

(Signature Page to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NLM HOLDING CO., INC.

/s/David H. Clarke
Name: David H. Clarke
Title: Chief Executive Officer

MOVING IMAGE TECHNOLOGIES LLC

/s/ Glenn Sherman
Name: Glenn Sherman
Title: Managing Member

MEMBERS

Sound Management Investments LLC

By:	/s/ Philip Rafnson
Philip Rafnson, Manager

/s/ Joe Delgado
Joe Delgado

/s/ Bevan Wright
Bevan Wright

/s/ David Richards
David Richards

/s/ Jerry Vanderydt
Jerry Vanderydt

/s/ Glenn Sherman
Glenn Sherman

/s/ Tom Lipiec
Tom Lipiec

/s/ Frank Tees
Frank Tees